 As filed with the Securities and Exchange Commission on May 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TUESDAY MORNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	75-2398532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6250 LBJ Freeway, Dallas, Texas 75240

(Address of Principal Executive Offices and Zip Code)

Tuesday Morning Corporation 2014 Long-Term Equity Incentive Plan

(Full title of the plans)

Bridgett C. Zeterberg

Executive Vice President, Human Resources, General Counsel and Corporate Secretary

6250 LBJ Freeway

Dallas, Texas 75240

(Name and address of agent for service)

(972) 387-3562

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	8,500,000	$3.31	$28,135,000	$3,069.52

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Tuesday Morning Corporation 2014 Long-Term Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.
(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act and are based upon the average of the high and low prices of the Registrant’s common stock reported on the OTCQX on May 18, 2021.

EXPLANATORY STATEMENT

Pursuant to the Revised Second Amended Joint Plan of Reorganization under Chapter 11 of Tuesday Morning Corporation, the Tuesday Morning Corporation 2014 Long-Term Equity Incentive Plan (the “Plan”) was amended to increase the total number of shares authorized for issuance under the Plan from 6,100,000 shares to 8,500,000 shares. This registration statement on Form S-8 (this “Registration Statement”) of Tuesday Morning Corporation (the “Registrant”), relates to 8,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), which are issuable pursuant to awards under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents (other than the portions of those documents furnished or otherwise not deemed to be filed) filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2020, filed on September 14, 2020;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, filed on November 6, 2020;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020, filed on February 5, 2021;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed on April 29, 2021;

(e)	the Registrant’s Current Reports on Form 8-K, filed on July 13, 2020, November 5, 2020, November 19, 2020, December 11, 2020, December 28, 2020, January 4, 2021, January 19, 2021, February 16, 2021, March 31, 2021, April 22, 2021, May 6, 2021, and May 18, 2021; and

(f)	the description of the Registrant’s common stock, par value $0.01 per share, contained in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed on April 21, 1999, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item4.	Description of Securities.

Not applicable.

Item5.	Interests of Named Experts and Counsel.

Not applicable.

Item6.	Indemnification of Directors and Officers.

 Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

 Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

 Article Eight of the Registrant’s Amended and Restated Certificate of Incorporation (effective as of December 31, 2020) provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended, a director of the Registrant is not liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director.

 Article V of the Amended and Restated Bylaws of the Registrant (effective as of December 31, 2021) (the “Bylaws”) provides, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer, of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Registrant to the fullest extent not prohibited by the DGCL, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than the DGCL permitted the Registrant to provide prior to such amendment) against all judgments, fines, penalties, amounts paid or to be paid in settlement, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification inures to the benefit of the person’s heirs, executors and administrators; provided, however, that, subject to certain exceptions, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Registrant. The right to indemnification conferred in Article V is a contract right and, subject to certain exceptions, includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition.

 Article V of the Bylaws also provides that the Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability under Article V of the Bylaws.

 The Registrant has entered into indemnification agreements with its directors [and executive officers]. The indemnification agreement supplements and clarifies existing indemnification provisions of the Registrant’s Amended and Restated Certificate of Incorporation and Bylaws and, in general, provides for indemnification to the fullest extent not prohibited by the DGCL, subject to the terms and conditions provided in the indemnification agreement.  The indemnification agreement also establishes processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification.

 The Registrant also maintains a directors’ and officers’ liability insurance policy insuring its directors and officers against certain losses resulting from certain acts committed by them in their capacities as directors and officers of the Registrant.

Item7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2021)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2021)

4.3	Composite Copy of Tuesday Morning Corporation 2014 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 22, 2016)

4.4	Amendment to Tuesday Morning Corporation 2014 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020 filed with the Commission on February 5, 2021)

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in the signature page to this Registration Statement)

*                 Each document marked with an asterisk is filed herewith.

Item9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Dallas, State of Texas, on this 19 day of May, 2021.

TUESDAY MORNING CORPORATION

By:	/s/ Fred Hand
Fred Hand
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Fred Hand and Bridgett C. Zeterberg, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Fred Hand	Chief Executive Officer (Principal Executive Officer) and Director	May 19, 2021
Fred Hand

/s/ Brian Vaclavik	Interim Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer)	May 19, 2021
Brian Vaclavik

/s/ Sherry M. Smith	Chairperson of the Board	May 19, 2021
Sherry M. Smith

/s/ Anthony F. Crudele	Director	May 19, 2021
Anthony F. Crudele

/s/ Douglas J. Dossey	Director	May 19, 2021
Douglas J. Dossey

/s/ Frank M. Hamlin	Director	May 19, 2021
Frank M. Hamlin

/s/ W. Paul Jones	Director	May 19, 2021
W. Paul Jones

/s/ John H. Lewis	Director	May 19, 2021
John H. Lewis

/s/ Reuben E. Slone	Director	May 19, 2021
Reuben E. Slone

/s/ Richard S. Willis	Director	May 19, 2021
Richard S. Willis